UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Earliest Event Reported: December 30, 2011

General Moly, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32986	91-0232000
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

1726 Cole Blvd., Suite 115
Lakewood, CO 80401
(Address of principal executive offices, including zip code)

(303) 928-8599
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 210.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03. Material Modification to the Rights of Security Holders.

On March 3, 2010, the Board of Directors (the “Board”) of General Moly, Inc. (the “Company”) approved a Rights Agreement (the “Rights Agreement”), dated March 4, 2010, between the Company and Registrar and Transfer Company, as Rights Agent.  In accordance with the Rights Agreement, the Board authorized and declared a dividend of one preferred stock purchase right (a “Right”) for each outstanding share of Common Stock of the Company to stockholders of record at the close of business on March 15, 2010.

The Rights and the Rights Agreement will expire in accordance with their terms at 5:00 P.M. (New York City time) on December 31, 2011.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amended and Restated Employment Agreements

On December 30, 2011, the Company entered into Amended and Restated Employment Agreements (the “Employment Agreements”) with Bruce D. Hansen, its Chief Executive Officer; and David A. Chaput, its Chief Financial Officer (collectively, the “Executives”), which are effective as of January 1, 2012.  Pursuant to the Employment Agreements, Mr. Hansen will continue to serve as the Company’s Chief Executive Officer and Mr. Chaput will continue to serve as its Chief Financial Officer.  The base salaries for the Executives as of the date of the Employment Agreements will be $550,000 for Mr. Hansen and $312,700 for Mr. Chaput.

The Employment Agreements will terminate on the earlier of (i) one year following the commencement of commercial production at the Mt. Hope project or (ii) December 31, 2015.  If employment is terminated earlier by the Company, without Cause (as defined in the Employment Agreements), the Executive will receive severance equal to two times base salary as then in effect.  If the Executive terminates earlier for Good Reason (as defined in the Employment Agreements), he will receive severance of one year’s base salary as then in effect.  In the event of a Change of Control (as defined in the Employment Agreements), if the Executive is terminated by the surviving company within one year of the Change of Control, without cause, or if the Executive terminates the employment relationship for Good Reason, he will receive severance of three times base salary as then in effect, an amount equal to 100% of the Executive’s target annual incentive award for one year, and if not earlier paid, the Executive’s target Major Financing Award (as defined in the Employment Agreements).  Any non-vested equity award, if not already accelerated with a Change of Control, will accelerate in full at the Executive’s termination date.  Payment of any applicable severance amount is conditioned upon execution of a general release, and compliance with confidentiality, non-competition, and non-solicitation covenants.  The previous employment agreements between the Company and each of the Executives expire December 31, 2011.

Change of Control Severance, Confidentiality and Non-Solicitation Agreements

Additionally, on December 30, 2011, the Company entered into Change of Control Severance, Confidentiality and Non-Solicitation Agreements (the “Change of Control Agreements”) with Robert I. Pennington, its Vice President of Engineering and Construction; R. Scott Roswell, its Corporate Counsel & Vice President of Human Resources; and Lee M. Shumway, its Controller and Treasurer (collectively, the “Officers”), which are effective as of January 1, 2012.  The Change of Control Agreements will terminate upon commencement of commercial production at the Mt. Hope project.  In the event of a Change of Control (as defined in the Change of Control Agreements), if employment is terminated earlier by the surviving company within one year of the Change of Control, without Cause (as defined in the Change of Control Agreements), or if the Officer terminates the employment relationship for Good Reason (as defined in the Change of Control Agreements), the Officer will receive severance equal to two times base salary as then in effect, and an amount equal to 100% of the Officer’s target annual incentive award for one year. Any non-vested equity award, if not already accelerated with a Change of Control, will accelerate in full at the Officer’s termination date.  Payment of any applicable severance amount is conditioned upon execution of a general release, and compliance with confidentiality and non-solicitation covenants.  The previous change of control agreements between the Company and each of the Officers expire December 31, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL MOLY, INC.

Dated: December 30, 2011	By:	/s/ David A. Chaput
David A. Chaput
Chief Financial Officer